Exhibit 10.2

EXECUTIVE SEVERANCE COMPENSATION AGREEMENT

This Executive Severance Compensation Agreement (“Agreement”) is made and entered into as of February 26, 2010 by and between Stephen Sek (“Executive”) and Axesstel, Inc., a Nevada corporation (“Axesstel”), with reference to the following facts:

A. Executive is currently employed as the Chief Technology Officer for Axesstel.

B. Executive has been employed on an at will basis under the terms of an employee offer letter dated October 20, 2006 (the “Employment Agreement”).

C. Axesstel desires to provide Executive with certain severance benefits in the event that his employment is terminated, all on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and intending to be legally bound, the parties expressly agree as follows:

ARTICLE I

SEVERANCE BENEFITS

1.1 Severance Benefits. If (i) Axesstel terminates Executive’s employment under this Agreement without Cause (as defined below), or (ii) if Executive resigns for Good Reason (as defined below), then in each such case and subject to compliance with the conditions of Article IV of this Agreement, Executive will be eligible to receive the following benefits (the “Severance Benefits”):

1.1.1 A cash payment equal to twelve (12) months of Executive’s base salary in effect on the date of termination of the Executive’s employment with Axesstel (the “Termination Date”), with such cash severance payments payable to Executive in a single lump sum upon satisfaction of the conditions of Article IV of this Agreement; and

1.1.2 Axesstel shall to pay Axesstel’s portion of the premiums required to continue Executive’s (and his dependents) group health insurance benefits for twelve (12) months after the Termination Date under the applicable provisions of COBRA, provided that Executive timely elects to continue and remains eligible for these benefits under COBRA, and does not obtain health insurance benefits through another employer during this period. Executive shall provide advance written notice to Axesstel informing Axesstel when the Executive is offered or becomes eligible for other group health insurance benefits in connection with new employment. In addition, if periodically requested by Axesstel, the Executive will provide Axesstel with written confirmation that he has not been offered other group health insurance benefits.

ARTICLE II

TERMINATION FOR CAUSE

Termination for Cause. In the event that Executive’s employment is terminated for Cause, Executive shall not be entitled to the Severance Package. Termination by Axesstel shall constitute a termination for “Cause” if such termination is for one or more of the following reasons:

2.1.1 the failure or refusal of Executive to fulfill his obligations under the Employment Agreement or the material breach by Executive of any of the terms of the Employment Agreement which is not cured within 15 days written notice to Executive identifying the nature of the failure;

2.1.2 the failure or refusal of Executive to fulfill the lawful directives of the Chief Executive Officer or Board of Directors of Axesstel, which is not cured within 15 days written notice to Executive identifying the nature of the failure;

2.1.3 gross negligence, a material breach by Executive of his fiduciary duties or the commission by Executive of an act of fraud or embezzlement or his misappropriation of any money or other assets or property (whether tangible or intangible) of Axesstel or its subsidiaries;

2.1.4 Executive’s engagement in conduct resulting in a material injury to the business, financial condition or operations of Axesstel or its subsidiaries and which is not authorized by the Board; or

2.1.5 the conviction of, or plea of guilty or nolo contendere by, Executive of a felony or any crime or civil violation involving moral turpitude.

ARTICLE III

RESIGNATION FOR GOOD REASON

3.1 Resignation for Good Reason. If Executive resigns his employment for Good Reason, then Executive shall be eligible to receive the Severance Package. “Good Reason” shall mean:

3.1.1 a material diminution in the Executive’s authority, duties or responsibilities;

3.1.2 any reduction in the Base Salary other than reductions commensurate with salary reduction programs implemented across all executive officers of Axesstel; or

3.1.3 Axesstel’s material breach of the Employment Agreement.

3.2 For purposes of this Agreement, Executive may resign his employment from Axesstel for Good Reason within sixty (60) days after the date that any one of the Good Reason events listed above has first occurred without Executive’s written consent. Executive’s resignation for Good Reason will only be effective if Axesstel has not cured or remedied the Good Reason event within 30 days after its receipt of Executive’s written notice (such notice shall describe in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred). Such written notice must be provided by Executive to Axesstel within 30 days of the initial existence of the alleged Good Reason event. Failure to timely provide such written notice to Axesstel means that Executive will be deemed to have consented to and waived the Good Reason event. If Axesstel does timely cure or remedy the Good Reason event, then Executive may either resign his employment with Good Reason or Executive may continue to remain employed subject to the terms of this Agreement.

ARTICLE IV

CONDITIONS TO PAYMENT

As a condition of this Agreement and to Executive’s receipt of any portion of the Severance Benefits, Executive agrees that Executive will fully and timely comply with all of the covenants set forth in this Article (which shall survive the Termination Date).

4.1 Release of Claims and Covenant Not to Sue. Executive shall execute (and not revoke) a release of claims and covenant not to use (the “Release”) substantially in the form provided in the attached Exhibit A (and as may be reasonably modified by Axesstel) and remains in full compliance with such Release and such Release must become effective within 60 days after the Termination Date.

4.2 Return of Property. Upon the Termination Date, Executive shall return to Axesstel all Company property including, but not limited to, computers, cell phones, pagers, keys, laboratory notebooks, business cards, intellectual property, etc. Notwithstanding the foregoing, Executive shall be entitled to retain ownership of Executive’s electronic appliances including laptop computer, cell phone, pagers once Axesstel confirms that any services charges have been transferred to Executive’s personal account and all Company proprietary information on the appliances has been removed. Executive shall not retain any copies, facsimiles or summaries of any Company proprietary information.

4.3 Repayment of Loans. Executive will fully pay off any outstanding advances, loans or debts owed to Axesstel.

4.4 Expenses Reimbursement. Executive will submit any outstanding business expense reports to Axesstel prior to the Termination Date.

4.5 Cooperation. Executive shall, upon Axesstel’s request and without any payment therefore, reasonably cooperate with Axesstel (and be available as necessary) after the Termination Date in connection with any legal matters involving events that occurred during Executive’s period of employment with Axesstel.

ARTICLE V

TAXES

5.1 Executive Tax Obligations. Anything to the contrary notwithstanding, all payments made under this Agreement to Executive or Executive’s estate or beneficiaries will be subject to tax withholding pursuant to any applicable laws or regulations. Executive will be solely liable and responsible for the payment of Executive’s taxes arising as a result of any payment hereunder including without limitation any unexpected or adverse tax consequence.

5.2 Section 409A. This Agreement is intended to comply with the requirements of section 409A of the Internal Revenue Code (the “Code”). In the event this Agreement or any benefit paid to Executive hereunder is deemed to be subject to Code Section 409A, Executive consents to Axesstel adopting such conforming amendments as Axesstel deems necessary, in its reasonable discretion, to comply with Code Section 409A. In addition, if Executive is a specified employee (within the meaning of Code Section 409A) at the time of Executive’s separation from service, then to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, the payment of certain benefits owed to Executive under this Agreement will be delayed and instead paid (without interest) to Executive upon the earlier of the first business day of the seventh month following Executive’s separation from service or ten business days after Executive’s death.

5.3 Code Section 280G. In the event that it is determined that any payment or distribution of any type to or for Executive’s benefit made by Axesstel, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of Axesstel’s assets (within the meaning of Section 280G of the Code) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of an employment agreement or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such payments or distributions or benefits shall be payable either: (i) in full; or (ii) as to such lesser amount which would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Executive shall receive the greater, on an after-tax basis, of (i) or (ii) above, provided however that to the extent applicable, Executive may elect to subject the payments that are in excess of the permissible maximum payment amount specified under Code section 280G(b)(2)(A)(ii) to a stockholder vote as provided for under Code section 280G(b)(5). Unless Executive and Axesstel agree otherwise in writing, any determination required under this Section 5.3 shall be made in writing by an independent accountant selected by Axesstel (the “Accountant”) whose determination shall be conclusive and binding. Executive and Axesstel shall furnish the Accountant such documentation and documents as the Accountant may reasonably request in order to make a determination. Axesstel shall bear all costs that the Accountant may reasonably incur in connection with performing any calculations contemplated by this Section.

ARTICLE VI

MISCELLANEOUS

6.1 Governing Law and Choice of Forum. This Agreement shall be interpreted and governed by the laws of the State of California and, as applicable, the laws of the United States, without giving effect to the principles of choice of law or conflicts of laws of California.

6.2 Authority. Each party warrants that it has proper authority to enter into this Agreement. Execute represents and warrants to Axesstel that the execution or performance of this Agreement does not and will not constitute a breach of any other agreement to which it is a party or bound.

6.3 Interpretation. The captions in this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the provisions of this Agreement. Both Axesstel and Executive have had the opportunity to consult with an attorney of his choice before executing this Agreement. Accordingly this Agreement shall be construed in accordance with its fair meaning and not strictly for or against either party.

6.4 Waiver. The waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether of a similar or dissimilar nature.

6.5 Specific Performance. Executive acknowledges that (i) upon a violation of any of the covenants contained in this Agreement or (ii) if Axesstel is terminating Executive’s employment for Cause, Axesstel would sustain irreparable harm, and, therefore, Executive agrees that in addition to any other remedies which Axesstel may have, Axesstel shall be entitled to obtain equitable relief including specific performance and injunctions restraining Executive from committing or continuing any such violation.

6.6 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

6.7 Entire Agreement. This Agreement and the Exhibits attached hereto set forth the entire agreement and understanding of the parties relating to the subject matter contained in this Agreement and merges all prior and contemporaneous discussions and agreements between them. Any modification of any of the provisions of this Agreement shall not be valid unless in writing and signed by authorized representatives of the party against whom such modification is sought to be enforced. All notices pursuant to this Agreement must be in writing (which may be by facsimile or electronic transmission) to be effective and shall be deemed to have been given on the day actually delivered or received (upon confirmation thereof). All notices to the Executive shall be hand delivered or addressed to the address set forth below his signature and all the notices to Axesstel shall be sent to Axesstel’s headquarters.

6.8 Assignment. This Agreement shall inure to the benefit of, and be binding upon, the parties to this Agreement, and their respective executors, administrators, successors and assigns. In the case of assignment by Axesstel, by operation of law, including merger, consolidation or otherwise, the successor assignee shall be deemed to be Axesstel for all purposes under this Agreement.

6.9 Attorneys’ Fees. In the event of any disputes arising out of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and other fees and costs related thereto.

6.10 Counterparts. This Agreement may be executed in multiple counterparts and transmitted by facsimile or by electronic mail in “portable document format” (“PDF”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a party’s a signature. Each such counterpart and facsimile or PDF signature shall constitute an original and all of which together shall constitute one and the same original.

[Signature Page to Executive Employment Agreement Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AXESSTEL, INC.		STEPHEN SEK

By:	/s/ Clark Hickock	/s/ Stephen Sek
	Clark Hickock, CEO	Signature

Street Address

City State Zip Code

EXHIBIT A

RELEASE OF CLAIMS AND COVENANT NOT TO SUE

This Release of Claims and Covenant Not To Sue (the “Release”) is entered into by                      (“Executive”). This Release is effective only if (i) it has been executed by the Executive after his/her termination of employment with Axesstel, Inc. (the “Axesstel”), (ii) such executed Release has been provided to Axesstel on or before [DATE] and (iii) the revocation period has expired without revocation as set forth in Section 5(c) below (the “Effective Date”). Axesstel and the Executive are collectively referred to herein as the Parties.

WHEREAS, Executive was an employee of Axesstel and served as Axesstel’s [JOB TITLE];

WHEREAS, pursuant to the Executive Severance Compensation Agreement executed by the Parties on [DATE] (the “Severance Agreement”), the Executive is eligible for specified severance benefits upon the occurrence of certain events with such benefits conditioned upon, among other things, the Executive’s execution and non-revocation of this Release;

WHEREAS, the Executive’s employment was terminated [by Axesstel without Cause] [by the Executive for Good Reason] (as defined in the Severance Agreement) on [DATE] (the “Separation Date”); and

WHEREAS, pursuant to the terms of the Severance Agreement, Axesstel has determined to treat the termination of Executive’s employment as eligible for payment of certain separation benefits provided in the Severance Agreement.

NOW, THEREFORE, in consideration of the covenants contained herein, and intending to be legally bound, the Executive agrees as follows:

1. Termination of Employment. Executive acknowledges and agrees that Executive’s employment with Axesstel terminated as of the close of business on the Separation Date. As of the Separation Date, Executive agrees that he/she is no longer an employee of Axesstel and no longer holds any positions or offices with Axesstel.

2. Separation Benefits. In consideration for the release of claims set forth below and other obligations under this Release and the Severance Agreement and in satisfaction of all of Axesstel’s obligations to Executive and further provided that (i) this Release is signed by Executive and not revoked by Executive under Section 5(c) herein and (ii) the Executive remains in continuing compliance with all of the terms of this Release and the Severance Agreement, the Executive is eligible to receive the Severance Package benefits specified in the Severance Agreement.

3. Integration. This Release and the Severance Agreement (and any agreements referenced therein) represents the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior agreements whether written or oral.

4. Right to Advice of Counsel. Executive acknowledges that Executive has had the opportunity to fully review this Release and, if Executive so chooses, to consult with counsel, and is fully aware of Executive’s rights and obligations under this Release.

5. Executive’s Release of Claims. Executive hereby expressly covenants not to sue and releases and waives any and all claims, liabilities, demands, damages, penalties, debts, accounts, obligations, actions, grievances, and causes of action (“Claims”), whether now known or unknown, suspected or unsuspected, whether in law, in equity or in arbitration, of any kind or nature whatsoever, which Executive has or claims to have, now or hereafter, against Axesstel and its divisions, facilities, subsidiaries and affiliated entities, successors and assigns, or any of its or their respective past or present officers, directors, trustees, shareholders, agents, employees, attorneys, insurers, representatives (collectively, the “Releasees”), including, but not limited to, any Claims arising out of or relating in any way to Executive’s employment at Axesstel and the termination thereof. Without limiting the foregoing, Executive hereby acknowledges and agrees that the Claims released by this Release include, but are not limited to, any and all claims which arise or could arise under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Federal Worker Adjustment and Retraining Notification Act (or any similar state, local or foreign law), the California Fair Employment and Housing Act, California statutory or common law, the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions, and federal statutory law, or any Claim for severance pay, bonus, sick leave, disability, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit. Nothing in this Release shall limit in any way Executive’s right under California Workers’ Compensation laws to file or pursue any workers’ compensation claim. Nothing herein shall release any rights to indemnification Executive may have in connection with Executive’s actions taken in the course of his/her duties with Axesstel. This release shall not apply to any claims that may not be waived as a matter of applicable law.

(a) As part of this general release, Executive expressly releases, waives and relinquishes all rights under Section 1542 of the California Civil Code which states:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he/she may later discover facts in addition to or different from those which Executive now knows, or believes to be true, with respect to any of the subject matters of this Release, but that it is nevertheless Executive’s intention to settle and release any and all Claims released herein.

(b) Executive warrants and represents that there is not now pending any action, complaint, petition, executive charge, grievance, or any other form of administrative, legal or arbitral proceeding by Executive against Axesstel and further warrants and represents that no such proceeding of any kind shall be instituted by or on Executive’s behalf based upon any and all Claims released herein.

(c) Executive expressly acknowledges, understands and agrees that this Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §621, et seq. (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Release:

(i) Executive is advised to consult an attorney before signing this Release;

(ii) Executive is granted twenty-one (21) days after he/she is presented with this Release to decide whether or not to sign this Release;

(iii) Executive will have the right to revoke the waiver and release of claims under the ADEA within seven (7) days of signing this Release, and this Release shall not become effective and enforceable until that revocation period has expired without such revocation;

(iv) Executive hereby acknowledges and agrees that he/she is knowingly and voluntarily waiving and releasing Executive’s rights and claims in exchange for consideration (something of value) in addition to anything of value to which he/she is already entitled; and

(v) Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

6. Labor Code Section 206.5. Executive agrees that Axesstel has paid to Executive his/her salary and vacation accrued as of the Separation Date and that these payments represent all such monies due to Executive through the Separation Date. In light of the payment by Axesstel of all wages due, or to become due to Executive, California Labor Code Section 206.5 is not applicable. That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

7. Severability. Executive understands that whenever possible, each provision of this Release will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Release will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

8. No Representations. Executive has not relied upon any representations or statements made by Axesstel in deciding whether to execute this Release.

9. Voluntary Execution of Release. This Release is executed voluntarily by Executive and without any duress or undue influence and with the full intent of releasing all claims. The Executive acknowledges that:

(a) He/She has read this Release;

(b) He/She has been represented in the preparation, negotiation, and execution of this Release by legal counsel of his/her own choice or that he/she has voluntarily declined to seek such counsel;

(c) He/She understands the terms and consequences of this Release and of the releases it contains;

(d) He/She is fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, the Executive has executed this Release as shown below.

EXECUTIVE

Dated: